UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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MONGODB, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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i

MongoDB, Inc.
1633 Broadway, 38th Floor
New York, New York 10019
Notice of Annual Meeting of Stockholders
To Be Held On July 10, 2019 at 10:00 a.m. Eastern Time

To the Stockholders of MongoDB, Inc.:
On behalf of our board of directors, it is our pleasure to invite you to attend the 2019 annual meeting of stockholders of MongoDB, Inc., a Delaware corporation.
The meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/MDB2019, originating from New York, New York, on Wednesday, July 10, 2019 at 10:00 a.m. Eastern Time. We continue to embrace the latest technology to provide expanded access, improved communication and cost savings. We believe hosting a virtual meeting enables increased stockholder attendance and participation from locations around the world. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. We recommend that you log in a few minutes before the meeting on July 10, 2019 to ensure you are logged in when the meeting starts.
The meeting will be held for the following purposes:

1.	To elect two Class II directors, Charles M. Hazard, Jr. and Tom Killalea, each to serve until our annual meeting of stockholders in 2022;

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.	To approve, on a non-binding advisory basis, the frequency of future non-binding advisory votes to approve the compensation of our named executive officers;

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2020; and

5.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy materials accompanying this notice.
The record date for the meeting is May 17, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

New York, New York	Andrew Stephens
May 30, 2019	General Counsel and Corporate Secretary

You are cordially invited to attend the virtual annual meeting. Whether you expect to attend the meeting, you are urged to vote and submit your proxy by following the procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote during the meeting, you must follow the instructions from such agent.

ii

Questions and Answers	2
Board of Directors and Corporate Governance	8
Proposal 1 - Election of Directors	15
Information Regarding Director Nominees and Current Directors	16
Director Compensation	19
Proposal 2 – Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers	22
Proposal 3 – Non-Binding Advisory Vote on the Frequency of Future Non-Binding Advisory Votes to Approve the Compensation of our Named Executive Officers	23
Executive Officers	24
Executive Compensation	25
• Compensation Discussion and Analysis	25
• Compensation Tables	37
• Compensation Committee Report	42
Equity Compensation Plan Information	43
Proposal 4 – Ratification of Selection of Independent Registered Public Accounting Firm	44
Audit Committee Report	46
Security Ownership	47
Other Matters	50

iii

MongoDB, Inc.
1633 Broadway, 38th Floor
New York, New York 10019
Proxy Statement
For the 2019 Annual Meeting of Stockholders
To Be Held On July 10, 2019 at 10:00 a.m. Eastern Time
Our board of directors is soliciting your proxy to vote at the 2019 annual meeting of stockholders of MongoDB, Inc., a Delaware corporation, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/MDB2019, originating from New York, New York, on Wednesday, July 10, 2019 at 10:00 a.m. Eastern Time, and any adjournment or postponement thereof. We believe that hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
For the meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 (the “Annual Report”), to our stockholders primarily via the internet. On or about May 30, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the meeting and instructions on how to access our proxy materials on the internet, how to vote at the meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact and cost of our annual meetings.
Only stockholders of record at the close of business on May 17, 2019 will be entitled to vote at the meeting. On this record date, there were 41,930,608 shares of Class A common stock and 13,374,199 shares of Class B common stock outstanding and entitled to vote (together, the “common stock”). Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. The holders of shares of common stock will vote together as a single class on all matters submitted to a vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at our address above. The stockholder list will also be available online during the meeting. If you plan to attend the virtual meeting online, please see the instructions on page 2 of this proxy statement.
In this proxy statement, we refer to MongoDB, Inc. as “MongoDB,” “we” or “us” and the board of directors of MongoDB as “our board of directors.” The Annual Report, which contains consolidated financial statements as of and for the fiscal year ended January 31, 2019, accompanies this proxy statement. You also may obtain a copy of the Annual Report that was filed with the Securities and Exchange Commission (the “SEC”), without charge, by writing to our Secretary at 100 Forest Avenue, Palo Alto, California 94301, Attention: Secretary.

QUESTIONS AND ANSWERS

About these Proxy Materials and Voting
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the 2019 annual meeting of stockholders, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about May 30, 2019 to all stockholders of record.
How do I attend, participate in, and ask questions during the virtual annual meeting online?
We will be hosting the meeting via live webcast only. Any stockholder can attend the virtual annual meeting live online at www.virtualshareholdermeeting.com/MDB2019. The meeting will start at 10:00 a.m. Eastern Time. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
In order to enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/MDB2019. We recommend that you log in a few minutes before the meeting on July 10, 2019 to ensure you are logged in when the meeting starts. The webcast will open 15 minutes before the start of the meeting.
If you would like to submit a question, you may do so before or during the meeting. If you would like to submit your question any time before the start of the meeting, you may log in to www.proxyvote.com and enter your control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Alternatively, if you would like to submit your question during the meeting, you may log in at www.virtualshareholdermeeting.com/MDB2019 using your control number, type your question into the “Ask a Question” field, and click “Submit.”
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the meeting when you log in prior to its start. These rules of conduct will include the following guidelines:

•	You may submit questions and comments electronically through the meeting portal or by calling the toll-free number listed there during the meeting.

•	Only stockholders of record as of the record date for the meeting and their proxy holders may submit questions or comments.

•	Please direct all questions to Dev Ittycheria, MongoDB’s President and Chief Executive Officer.

•	Please include your name and affiliation, if any, when submitting a question or comment.

•	Limit your remarks to one brief question or comment that is relevant to the meeting and/or our business.

•	Questions may be grouped by topic by our management.

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Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•	Be respectful of your fellow stockholders and meeting participants.

•	No audio or video recordings of the meeting are permitted.
What if I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/MDB2019 or at www.proxyvote.com. Technical support will be available starting at 9:00 a.m. Eastern Time on July 10, 2019.
Who can vote at the meeting?
Only stockholders of record at the close of business on the record date, May 17, 2019, will be entitled to vote at the meeting. On this record date, there were 41,930,608 shares of Class A common stock and 13,374,199 shares of Class B common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on May 17, 2019, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on May 17, 2019, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual annual meeting. Since you are not the stockholder of record, you may vote your shares online during the meeting only by following the instructions from your broker, bank or other agent.
What am I voting on?
There are four matters scheduled for a vote:

•	Election of two Class II directors, each to serve until our annual meeting of stockholders in 2022;

•	Approval, on a non-binding advisory basis, of the compensation of our named executive officers;

•	Approval, on a non-binding advisory basis, of the frequency of future non-binding advisory votes to approve the compensation of our named executive officers; and

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020.

What if another matter is properly brought before the meeting?
Our board of directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
The procedures for voting are fairly simple as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online during the meeting, vote by proxy through the internet, vote by proxy over the telephone, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded.

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To vote online during the meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/MDB2019, starting at 10:00 a.m. Eastern Time on July 10, 2019. The webcast will open 15 minutes before the start of the meeting.

•	To vote online before the meeting, go to www.proxyvote.com.

•	To vote by telephone, call 1-800-690-6903.

•	To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.
If we receive your vote by internet or phone or your signed proxy card up until 11:59 p.m. Eastern Time on July 9, 2019, the day before the meeting, we will vote your shares as you direct. To vote, you will need the control number in the Notice, on your proxy card or in the instructions that accompanied the proxy materials.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the meeting, you must follow the instructions from your broker, bank or other agent.
Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your internet access.
Can I change my vote after submitting my proxy?
Yes. If you are a record holder of shares, you may revoke, subject to the voting deadlines above, your proxy using one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 100 Forest Avenue, Palo Alto, California 94301, Attention: Secretary.

•	You may attend and vote online during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote online during the meeting, through the internet, by telephone or by completing your proxy card, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 through 3 without your instructions. Your broker or nominee may only vote your shares on Proposal 4 (Ratification of Auditors) in the absence of your instruction.
Please instruct your bank, broker or other agent to ensure that your vote will be counted.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted in accordance with the recommendations of our board of directors as follows:

•	FOR the election each of the nominees for Class II director;

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement;

•	FOR the approval, on a non-binding advisory basis, of a “ONE YEAR” frequency for future non-binding advisory votes to approve the compensation of our named executive officers; and

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2020.
If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
How many votes do I have?
Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. The holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote at the meeting.
How many votes are needed to approve each proposal?

•	Proposal 1—Election of Directors: The two nominees for Class II directors that receive the highest number of FOR votes will be elected.

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Proposal 2—Advisory Vote on the Compensation of our Named Executive Officers: This proposal, commonly referred to as the “say-on-pay” vote, must receive FOR votes from the holders of a majority in voting power of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the proposal. Since this proposal is an advisory vote, the result will not be binding on our board of directors. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

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Proposal 3—Advisory Vote on Frequency of “Say-on-Pay” Vote: The option of one, two or three years that receives the highest number of FOR votes will be approved. Since this proposal is an advisory vote, the result will not be binding on our board of directors. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when determining how often we should submit to stockholders future “say-on-pay” votes.

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Proposal 4—Ratification of Auditors: The ratification of the selection of our independent registered public accounting firm must receive FOR votes from the holders of a majority in voting power of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the proposal.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed under stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How are broker non-votes and abstentions treated?
If your shares of voting common stock are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal 4, the broker may exercise its discretion to vote FOR or AGAINST that proposal in the absence of your instruction. With respect to Proposals 1 through 3, the broker may not exercise discretion to vote on that proposal. Such event would constitute a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal. However, broker non-votes will be considered present and entitled to vote at the meeting and will be counted in determining whether or not a quorum is present. Please instruct your broker so your vote can be counted.
If stockholders abstain from voting, the applicable shares of voting common stock will be considered present and entitled to vote at the meeting and will be counted in determining whether or not a quorum is present. With respect to Proposals 1 and 3, abstentions will have no effect in determining whether a nominee for director has received sufficient votes or which “say-on-pay” vote frequency option has the highest number of votes. With respect to Proposals 2 and 4, abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same effect as voting AGAINST the proposal.
Who counts the votes?
We have engaged Broadridge Financial Solutions (“Broadridge”) as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the internet (either prior to or during the meeting) or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.
Who is paying for this proxy solicitation?

We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on the Notices to ensure that all your shares are voted.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 31, 2020, to our Secretary at 100 Forest Avenue, Palo Alto, California 94301, Attention: Secretary; provided that, if the date of next year’s meeting is earlier than June 10, 2020 or later than August 9, 2020, the deadline will be a reasonable time before we begin to print and send our proxy materials for next year’s meeting. If you wish to nominate a director or submit a proposal that you do not desire to be included in next year’s proxy materials, you must do so between March 12, 2020 and April 11, 2020; provided that if the date of that annual meeting of stockholders is earlier than June 10, 2020 or later than August 9, 2020, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the aggregate voting power of the outstanding shares of common stock entitled to vote at the meeting are present at the meeting (by virtual attendance) or represented by proxy.
Instructions to “withhold” authority to vote in the election of directors, abstentions and broker non-votes will be counted as present for determining whether the quorum requirement has been met. If there is no quorum, the holders of a majority of the aggregate voting power of shares present at the meeting (by virtual attendance) or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
We expect that preliminary voting results will be announced during the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting.
What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors. Our board of directors is responsible for advancing the interests of the stockholders by providing advice and oversight of the strategic and operational direction of MongoDB, overseeing the governance of MongoDB and reviewing our business initiatives and budget matters. To do this effectively, we have established clear and specific Corporate Governance Guidelines for our board of directors that, along with committee charters and our Code of Ethics, provides the framework for the governance of MongoDB.
Director Independence
Our Class A common stock is listed on the Nasdaq Global Market (the “Nasdaq”). Under the listing requirements and rules of the Nasdaq, independent directors must comprise a majority of our board of directors.
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Our board of directors has determined that Ms. Cochran and Messrs. Ryan, Botha, Hazard and Killalea do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq. Our board has determined that Messrs. Ittycheria and Horowitz are not independent due to their positions as executive officers of MongoDB and Mr. McMahon is not independent due to the consulting services he is providing to our sales organization and his related equity compensation for these services.
Accordingly, a majority of our directors are independent, as required under applicable Nasdaq rules. In making this determination, our board of directors considered the applicable Nasdaq rules and the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including their beneficial ownership of our capital stock.
Board Leadership
According to our Corporate Governance Guidelines, it is expected that the roles of Chairperson and Chief Executive Officer are separate and will not be occupied by the same person. Mr. Ryan currently serves as Chairperson of our board of directors. Effective upon the expiration of Mr. Ryan's term at the upcoming annual meeting of stockholders, Mr. Killalea will be appointed as Chairperson. The Chairperson of our board of directors has the following responsibilities:

•	work with the President and Chief Executive Officer to develop and approve an appropriate meeting schedule for our board of directors;

•	work with the President and Chief Executive Officer to develop and approve meeting agendas for our board of directors;

•	provide the President and Chief Executive Officer feedback on the quality, quantity, and timeliness of the information provided to our board of directors;

•	develop the agenda and moderate executive sessions of the independent members of our board of directors;

•
preside over meetings of our board of directors when the President and Chief Executive Officer is not present or when our board of directors’ or President and Chief Executive Officer’s performance is discussed;

•	act as principal liaison between the independent members of our board of directors and the President and Chief Executive Officer;

•	convene meetings of the independent directors as appropriate;

•	be available for consultation and direct communication with stockholders as deemed appropriate; and

•	perform other duties as our board of directors may determine from time to time.
Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from the extensive executive leadership and operational experience of Messrs. Ittycheria and Horowitz. Non-employee directors and management sometimes have different perspectives and roles in strategy development. Our non-employee directors bring experience, oversight and expertise from outside of our company, while Messrs. Ittycheria and Horowitz bring company-specific experience and expertise.
To further promote strong board leadership and corporate governance, we conduct annual self-evaluations of our board of directors and committees, which are overseen by our Chairperson and our nominating and corporate governance committee.
Risk Oversight
Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.
Our audit committee has the responsibility to consider and discuss our major financial and security risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements. The compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.
In connection with its reviews of the operations of our business, our full board of directors addresses the primary risks associated with our business including, for example, strategic planning and cybersecurity. Our board of directors appreciates the rapidly evolving nature of threats presented by cybersecurity incidents and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on MongoDB.
At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and audit related risks. Our audit committee further oversees initiatives related to cybersecurity, including prevention and monitoring. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.
Board Meeting Attendance
Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. Our board of directors met six times during our last fiscal year, of which each director attended at least 75% of the aggregate number of meetings of the board of directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. We encourage our directors and nominees for director to attend our annual meeting of stockholders. Five of our directors attended our 2018 annual meeting of stockholders.
Board Committees
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business.

Copies of the charters of each committee are available in the “Corporate Governance” section of our investor relations website at investors.mongodb.com.
Committee Membership as of January 31, 2019*

Name	Audit	Compensation*	Nominating and Corporate Governance*
Roelof Botha	✓
Hope Cochran
Charles M. Hazard, Jr.	✓
Eliot Horowitz
Dev Ittycheria
Tom Killalea		✓
John McMahon
Kevin P. Ryan			✓
Number of FY2019 Meetings	7	5	4

Chairperson

✓	Member

*	Ms. Cochran was appointed to our compensation committee as of March 7, 2019, and Mr. Hazard was appointed to our nominating and corporate governance committee as of May 23, 2019.

Audit Committee
Our audit committee consists of Ms. Cochran and Messrs. Botha and Hazard. The chair of our audit committee is Ms. Cochran. Our board of directors has determined that Ms. Cochran and Messrs. Botha and Hazard are independent under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Our board of directors has determined that each of Ms. Cochran and Messrs. Botha and Hazard is an “audit committee financial expert” within the meaning of SEC regulations. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•	helping our board of directors oversee our corporate accounting and financial reporting processes, systems of internal control and financial statement audits;

•
managing the selection, engagement terms, fees, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•
approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Compensation Committee
Our compensation committee consists of Ms. Cochran and Messrs. Killalea and Ryan. Prior to Ms. Cochran’s appointment as of March 7, 2019, and for our fiscal year ended January 31, 2019, Messrs. Killalea and Ryan constituted the committee. The chair of the compensation committee is Mr. Ryan. Effective upon the expiration of Mr. Ryan's term at the upcoming annual meeting of stockholders, Mr. Killalea will be appointed as chair of the compensation committee. Our board of directors has determined that Messrs. Killalea and Ryan and Ms. Cochran are independent under Nasdaq listing standards and are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and are “outside directors” as that term is defined in Section 162(m).
The primary purpose of the compensation committee is to discharge the responsibilities of our board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee include:

•	evaluating our Chief Executive Officer’s performance in achieving corporate performance goals and objectives, taking into account the policies of the compensation committee;

•
reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine if such compensation policies and practices are reasonably likely to have a material adverse effect on us;

•	reviewing and discussing with management our compensation disclosures in the section titled “Compensation Discussion and Analysis” of this proxy statement;

•	reviewing and approving, or recommending that our board of directors approve, the compensatory arrangements of our executive officers and other senior management;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	adopting, amending, terminating and administering incentive compensation and stock and equity incentive plans and other benefit programs; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Under its charter, the compensation committee may form, and delegate authority to, subcommittees as appropriate.
Compensation Committee Processes and Procedures
The compensation committee meets at least quarterly and with greater frequency as necessary. The compensation committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the chairperson of the compensation committee, in consultation with management. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. Our President and Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation.
The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of MongoDB. In addition, under the charter, the compensation committee has the authority to obtain, at the expense of MongoDB, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration certain factors prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
Historically, the compensation committee has determined most bonus awards and established new performance objectives at one or more meetings held during the first quarter of the year and has made adjustments to annual compensation and equity awards periodically, as events warrant. The compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of MongoDB’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, periodically throughout the year.
Compensation Committee Interlocks and Insider Participation
None of Ms. Cochran or Messrs. Killalea or Ryan, the members of the compensation committee, is currently one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Hazard, Killalea and Ryan. Prior to Mr. Hazard’s appointment as of May 23, 2019, and for our fiscal year ended January 31, 2019, Messrs. Killalea and Ryan constituted the committee. The chair of our nominating and corporate governance committee is Mr. Killalea. Effective upon the date of the upcoming annual meeting of stockholders, Mr. Hazard will be appointed as chair of the nominating and corporate governance committee. Each member of the nominating and corporate governance committee is independent, is a non-employee director and is free from any relationship that would interfere with the exercise of his independent judgment, as determined by the board of directors in accordance with the applicable Nasdaq listing standards.
Specific responsibilities of our nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•	reviewing the performance of our board of directors, including committees of the board of directors, and management;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	instituting plans or programs for the continuing education of directors and orientation of new directors; and

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics and the ability to read and understand basic financial statements. Our nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of MongoDB’s stockholders. These qualifications may be modified from time to time.
The committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of our board of directors and the company, to maintain a balance of knowledge, experience and capability. In fiscal year 2019, we signed the ParityPledge, a public commitment to interview and consider at least one woman for every open role at the vice president level and above, including all C-suite positions and all board of director positions. The committee takes into account the current composition of our board of directors, the operating requirements of the company and the long-term interests of stockholders.
In the case of incumbent directors whose terms of office are set to expire, our nominating and corporate governance committee will review directors’ prior service to MongoDB, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our nominating and corporate governance committee also evaluates whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our board of directors.
Our nominating and corporate governance committee will consider stockholder recommendations of director candidates, so long as they comply with applicable law and our amended and restated bylaws, which procedures are summarized below, and will review the qualifications of any such candidate in accordance with the criteria described in the two preceding paragraphs. Stockholder submissions recommending director candidates must be received in writing by our Secretary at 100 Forest Avenue, Palo Alto, California 94301, Attention: Secretary between March 12, 2020 and April 11, 2020 to be included in next year’s proxy materials; provided that, if the date of next year’s annual meeting of stockholders is earlier than June 10, 2020 or later than August 9, 2020, recommendations of director candidates must be submitted not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made.
Each submission must include, among other things, the name, age, business address and residence address of the proposed candidate, the principal occupation or employment of the proposed candidate, details of the proposed candidate’s ownership of MongoDB’s capital stock, a description of the proposed candidate’s business experience for at least the last five years, and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected. You should refer to our amended and restated bylaws for a complete description of the required procedures for nominating a candidate to our board of directors.
Transactions With Related Persons
The following is a summary of transactions, since the beginning of our last fiscal year, to which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Investor Rights Agreement. We are a party to an investor rights agreement with certain holders of our common stock, including Kevin P. Ryan and Eliot Horowitz (members of our board of directors), Dwight Merriman, Future Fund Investment Company No. 4 Pty Ltd., Union Square Ventures 2008, L.P. and entities affiliated with Sequoia Capital, Flybridge Capital and

New Enterprise Associates, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing subject to certain limitations. Roelof Botha and Charles M. Hazard, Jr., members of our board of directors, are affiliated with Sequoia Capital and Flybridge Capital, respectively.
Employment Arrangements and Equity Grants. We have entered into employment agreements with certain of our executive officers. For more information regarding these arrangements, see the section titled “Employment, Severance and Change in Control Agreements.”
We have granted equity awards to our executive officers and certain members of our board of directors. For a description of these equity awards, see the sections titled “Executive Compensation” and “Board of Directors and Corporate Governance—Director Compensation.”
Indemnification Agreements. Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.
Related-Party Transaction Policy
We have adopted a policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.

Code of Conduct and Corporate Governance Guidelines
We have adopted a code of conduct that applies to all of our directors, officers and employees. We plan to disclose future amendments to certain provisions of our code of conduct, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website. Our board of directors has also adopted a set of guidelines that establish the corporate governance policies pursuant to which our board of directors intends to conduct its oversight of the business of MongoDB in accordance with its fiduciary responsibilities. Our code of conduct, applicable waivers thereof, and our corporate governance guidelines are available in the “Corporate Governance” section of our investor relations website at investors.mongodb.com.
Communications with our Board of Directors
Stockholders or interested parties who wish to communicate with our board of directors or with an individual director may do so by mail to our board of directors or the individual director, care of our Secretary at 100 Forest Avenue, Palo Alto, California 94301, Attention: Secretary. The communication should indicate that it contains a stockholder or interested party communication. All such communication, if appropriate, will be forwarded to the director or directors to whom the communications are addressed. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about MongoDB.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our board of directors currently consists of eight members, and will consist of seven members at the conclusion of the upcoming annual meeting of stockholders. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election. Our directors are divided into the three classes as follows:

•	Class II directors: Charles M. Hazard, Jr., Tom Killalea and Kevin P. Ryan, whose terms will expire at the upcoming annual meeting of stockholders;

•	Class III directors: Hope Cochran and Eliot Horowitz, whose terms will expire at the annual meeting of stockholders to be held in 2020; and

•	Class I directors: Roelof Botha, Dev Ittycheria and John McMahon, whose terms will expire at the annual meeting of stockholders to be held in 2021.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of MongoDB.
Our board of directors has nominated Messrs. Hazard and Killalea, each of whom is currently a director of MongoDB, for reelection to serve as Class II directors. Mr. Ryan's term will expire at the upcoming annual meeting of stockholders. We were privileged to have Mr. Ryan as our Chairperson and would like to thank him for his service and guidance.
Each of Messrs. Hazard and Killalea has agreed to stand for reelection at the meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2022 and until his successor has been duly elected, or if sooner, until the director’s death, resignation or removal.
Vote Required
Directors are elected by a plurality of the votes of the holders of shares of common stock present at the meeting (by virtual attendance) or represented by proxy and entitled to vote generally on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us.
Nominees
Our nominating and corporate governance committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of our board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities deemed critical to effective functioning of the board. In addition, the committee and the full board feel that candidates representing varied age, gender and cultural and ethnic backgrounds add to the overall diversity and viewpoints of the board of directors and that the current board of directors embodies the breadth of backgrounds and experience necessary for a balanced and effective board. Each of the nominees listed above is currently a Class II director and was elected to our board of directors by our stockholders prior to our initial public offering.

Our board of directors recommends a vote FOR each Class II director nominee named above.

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS

The following table sets forth, for the current nominees and our other directors who will continue in office after the meeting, their ages and position/office held with us as of the date of this proxy statement:

Name	Age	Position/Office Held With MongoDB
Class II directors, nominees for election at the 2019 Annual Meeting of Stockholders
Charles M. Hazard, Jr.(1)(3)	51	Director
Tom Killalea(2)(3)	51	Director(4)
Class III directors whose terms expire at the 2020 Annual Meeting of Stockholders
Hope Cochran(1)(2)	47	Director
Eliot Horowitz	38	Chief Technology Officer, Co-Founder and Director
Class I directors whose terms expire at the 2021 Annual Meeting of Stockholders
Roelof Botha(1)	45	Director
Dev Ittycheria	52	President, Chief Executive Officer and Director
John McMahon	63	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

(4)	Mr. Killalea will be appointed as Chairperson, effective on the date of the upcoming annual meeting of stockholders.
Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.
Nominees for Election to Hold Office Until the 2022 Annual Meeting of Stockholders
Charles M. Hazard, Jr. has served as a member of our board of directors since October 2009. Mr. Hazard is a co-founder and has served as a General Partner of Flybridge Capital Partners, a venture capital firm, since May 2002. He currently represents Flybridge Capital Partners on the boards of directors of a number of privately-held companies. Prior to co-founding Flybridge, Mr. Hazard served as a General Partner at Greylock Partners. Prior to that, he was with Company Assistance Limited, an investment and consulting firm, and Bain and Company, an international management-consulting firm. Mr. Hazard received his B.A. in Economics and Political Science from Stanford University and his M.B.A. from Harvard Business School. We believe that Mr. Hazard is qualified to serve on our board of directors because of his significant knowledge of and history with our company, his knowledge of the industry in which we operate, and his extensive investment and board of directors’ experience.
Tom Killalea has served as a member of our board of directors since December 2015. Mr. Killalea has been an advisor to technology-driven companies since November 2014 and is the owner and President of Aoinle, LLC, a consulting firm. From May 1998 to November 2014, Mr. Killalea served in various leadership roles at Amazon.com, Inc., an electronic commerce and cloud computing company, most recently as its Vice President of Technology for the Kindle Content Ecosystem from January 2008 to November 2014. He led Amazon’s Infrastructure and Distributed Systems team, which later became a key part of the Amazon Web Services platform. Prior to that he served as the company’s first Chief Information Security Officer and Vice President of Security. Mr. Killalea currently serves on the board of directors of Akamai Technologies, Inc., a public technology company that provides cloud services for delivering content and business applications over the internet, Capital One Financial

Corp., a public bank holding company, and Carbon Black, Inc., a public end-point security solutions company. Mr. Killalea previously served on the board of directors of Xoom Corporation from March 2015 until its acquisition by PayPal, Inc. in November 2015. Mr. Killalea received his B.Ed. in Education from the National University of Ireland, and his B.S. in Computer Science from Trinity College Dublin. We believe that Mr. Killalea is qualified to serve on our board of directors based on his deep expertise in product development, digital innovation, customer experience, and security.
Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders
Hope Cochran has served as a member of our board of directors since December 2016. Ms. Cochran is currently a Managing Director at Madrona Venture Group, where she has served as a venture partner since January 2017. From September 2013 to June 2016, Ms. Cochran served as the Chief Financial Officer of the public gaming company King Digital Entertainment plc, which was acquired by Activision Blizzard, Inc. in February 2016. Prior to King Digital, she served as the Chief Financial Officer of Clearwire Corporation, a telecommunications operator, from February 2011 until its acquisition by Sprint, Inc. in July 2013. Previously, she has held several roles in the software industry, including at PeopleSoft, Inc., Evant Inc. and SkillsVillage Inc., a human resources company that she founded. Ms. Cochran has served on the board of directors of Hasbro, Inc., a public toy and board game company, since June 2016, and is chairperson of Hasbro’s audit committee. She has also served on the board of directors and the audit committee of New Relic, Inc., a public software analytics company, since May 2018. Ms. Cochran received her B.A. in Economics and Music from Stanford University. We believe that Ms. Cochran is qualified to serve on our board of directors based on her financial and operating background in the technology sector and her experience serving on the board of directors of a public company.
Eliot Horowitz is one of our co-founders and has served as our Chief Technology Officer and a member of our board of directors since 2008. Prior to founding MongoDB, Mr. Horowitz co-founded ShopWiki Corp., an online retail search engine, in January 2005, where he served as the Chief Technology Officer until its sale in November 2010. Mr. Horowitz began his career at DoubleClick, Inc., a digital advertising company. Mr. Horowitz serves on the advisory board of the NYC Tech Talent Pipeline. Mr. Horowitz received his B.S. in Computer Science from Brown University. We believe that Mr. Horowitz is qualified to serve on our board of directors due to his deep understanding of our business and his knowledge of the software industry.
Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders
Roelof Botha has served as a member of our board of directors since December 2013. Since January 2003, Mr. Botha has served in various positions at Sequoia Capital, a venture capital firm, including as a Managing Member of Sequoia Capital Operations, LLC since 2007. From March 2000 to January 2003, Mr. Botha served in various positions at PayPal, Inc., a public online payments company, including as Chief Financial Officer. Mr. Botha currently serves on the boards of directors of Eventbrite, a global platform for live experiences, Square, Inc., a public provider of payments, financial and marketing services, and Natera, Inc., a public genetic testing company, as well as a number of privately-held companies. Mr. Botha previously served on the board of directors of Xoom Corporation, a payment processing company, from May 2005 until its acquisition by PayPal, Inc. in November 2015. Mr. Botha received his B.S. in Actuarial Science, Economics and Statistics from the University of Cape Town and his M.B.A. from the Stanford Graduate School of Business. While our nominating and corporate governance committee and board of directors recognize that Mr. Botha serves on the audit committee of four public company boards, they believe that Mr. Botha has demonstrated the ability to dedicate sufficient time to, and to focus on, his duties as a director of MongoDB, including his role as a member of our audit committee. In fiscal 2019, Mr. Botha attended all of the meetings of the audit committee and all but one of the meetings held by our board of directors. Mr. Botha’s other public company boards, Eventbrite, Square, Inc., and Natera, Inc., are all located in the San Francisco Bay area where Mr. Botha is based, enabling him to travel and regularly attend our board and audit committee meetings. In addition to nearly perfect attendance at all meetings of our board of directors and audit committee during fiscal 2019, Mr. Botha is highly engaged with management and other members of our board of directors, contributes significantly to discussions and decision-making, and his extensive experience as a finance professional, including his current experience at Sequoia Capital and as former Chief Financial Officer at PayPal, provides great value to our audit committee. We also believe that Mr. Botha is qualified to serve on our board of directors due to his knowledge of the technology industry and experience serving on the boards of directors of public companies.
Dev Ittycheria has served as our President and Chief Executive Officer and as a member of our board of directors since September 2014. Prior to joining us, Mr. Ittycheria served as a Managing Director at OpenView Venture Partners, a venture capital firm, from October 2013 to September 2014. From February 2012 to June 2013, Mr. Ittycheria served as Venture Partner at Greylock Partners, a venture capital firm. From April 2008 to February 2010, Mr. Ittycheria served as President-Enterprise Management at BMC Software, Inc., a computer software company, which he joined in connection with its acquisition of BladeLogic, Inc., a computer software company that Mr. Ittycheria co-founded and for which he served as Chief Executive Officer. Mr. Ittycheria currently serves on the board of directors of Datadog, Inc., a software company. Mr. Ittycheria previously served on the boards of directors of Bazaarvoice, Inc., a public software company (January 2010 to August 2014); athenahealth, Inc., a public cloud-based services company (June 2010 to February 2019); and AppDynamics, Inc., a private software company (March 2011 until its acquisition by Cisco Systems, Inc. in March 2017). Mr. Ittycheria received his B.S. in Electrical Engineering from Rutgers University. We believe that Mr. Ittycheria is qualified to serve on our board of directors because of his experience building and leading high growth businesses, his service on the boards of multiple public companies and his expertise and insight into corporate matters as our President and Chief Executive Officer.
John McMahon has served as a member of our board of directors since October 2016. From April 2008 to September 2011, Mr. McMahon served as Senior Vice President, Worldwide Sales and Services at BMC Software, Inc. He joined BMC Software, Inc. in connection with its acquisition of BladeLogic, Inc., where he served as Chief Operating Officer. Prior to BladeLogic, Inc., Mr. McMahon served as CEO of High Roads from June 2002 to July 2005. Prior to High Roads, Mr. McMahon was VP of Worldwide Sales at Ariba from April 2000 to January 2002, and as VP-Worldwide Sales from October 1998 to April 2000 at GeoTel Communications, LLC through its acquisition by Cisco Systems, Inc. Prior to GeoTel, Mr. McMahon served as Executive Vice President of Worldwide Sales at Parametric Technology Corporation from 1989 to 1998. Currently, Mr. McMahon serves on the board of directors of several enterprise software private companies, including Snowflake Computing, Inc., Sigma Computing, and Cybereason Inc. In the past, Mr. McMahon has served on the board of directors of Sprinklr Inc. and Sumo Logic, Inc. and as an executive consultant for AppDynamics, Inc., Glassdoor, Inc. and HubSpot, Inc. Mr. McMahon received his BSEE in Electrical Engineering from New Jersey Institute of Technology. We believe that Mr. McMahon is qualified to serve on our board of directors due to his deep software sales experience.

DIRECTOR COMPENSATION

We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our board of directors and that this approach is comparable to the policies of our peers. We feel that it is appropriate to provide cash compensation to our non-employee directors to compensate them for their time and effort and to provide equity compensation to our non-employee directors to align their long-term interests with those of MongoDB and our stockholders. We review our director compensation program annually with input from our compensation consultants and outside counsel.
Cash Compensation
Pursuant to our non-employee director compensation program, our non-employee directors receive the annual cash retainers set forth below for their service on our board of directors. These cash retainers may be paid in cash or in fully vested shares of our Class A common stock at the election of the director. These amounts did not change from fiscal 2018 to fiscal 2019.

Compensation Element		Annual Cash Retainer ($)(1)
Annual Retainer		30,000
Non-Executive Chairperson Retainer		20,000
Committee Chair Retainer	Audit	20,000
	Compensation	12,000
	Nominating and Corporate Governance	7,500
Non-Chair Committee Retainer	Audit	8,000
	Compensation	5,000
	Nominating and Corporate Governance	4,000

(1)
If the relevant director elects to be paid in fully vested shares of Class A common stock, the number of shares of Class A common stock granted to each such director will be based on the average closing price of our Class A common stock on the Nasdaq for the 30 trading days immediately prior to the grant date.

We will also reimburse our non-employee directors for their reasonable expenses incurred in connection with attending board of directors and committee meetings.
Equity Compensation
Pursuant to our non-employee director compensation program (which did not change from fiscal 2018 to fiscal 2019), our non-employee directors are eligible to receive restricted stock unit (“RSU”) awards for their service on our board of directors as follows:

•
Initial Equity Grant. Each newly elected non-employee director is eligible to receive an RSU award for a number of shares equal in value to $330,000 (the “Initial Grant”). The number of shares underlying the RSU award granted to each director on such date will be based on the average closing price of our Class A common stock on the Nasdaq for the 30 trading days immediately prior to the grant date. The shares underlying the Initial Grant will typically vest in a series of three equal annual installments on each anniversary of the grant date, subject to the director’s continued service through each vesting date. In the event of the termination of a director’s service on our board of directors in connection with a change in control (as defined in our 2016 Equity Incentive Plan (the “2016 Plan”)), any unvested shares underlying the Initial Grant will fully vest and become exercisable as of the effective date of such termination.

•
Annual Equity Grant. On the date of our annual stockholder meeting, each then-current, non-employee director is eligible to receive an RSU award for a number of shares equal in value to $165,000 (the “Annual Grant”). The number of shares underlying the RSU award granted to each director on such date will be based on the average closing price of our Class A common stock on the Nasdaq for the 30 trading days immediately prior to the grant date. All of the shares underlying each Annual Grant will typically vest on the first anniversary of the grant date, subject to the director’s continued service through such date. In the event of the termination of a director’s service on our board of directors in connection with a change in control (as defined in the 2016 Plan), any unvested shares underlying the Annual Grant will fully vest and become exercisable as of the effective date of such termination. Newly elected directors will not be granted an Annual Grant during their first year of service.

Fiscal 2019 Director Compensation Table
The following table provides information regarding the total compensation of our non-employee directors for the fiscal year ended January 31, 2019.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Roelof Botha	38,000	181,338	—	219,338
Hope Cochran	50,000	181,338	—	231,338
Charles M. Hazard, Jr.	38,000	181,338	—	219,338
Tom Killalea	42,500	181,338	—	223,838
John McMahon	30,000	937,138	—	967,138
Kevin P. Ryan	66,000	181,338	—	247,338

(1)
The amounts in this column reflect the annual cash fees to which each non-employee director was entitled under our non-employee director compensation program for the fiscal year ended January 31, 2019. Our board of directors has determined that each of our non-employee directors has the option to have such cash fees be paid in the form of cash or in fully vested shares of our Class A common stock. The fees earned during the first half of the fiscal year were paid in cash or, at the election of the non-employee director, shares of Class A common stock on July 12, 2018. Each of Messrs. Botha and McMahon and Ms. Cochran, elected to be paid in shares of Class A common stock, which grants had a grant date fair value per share of $57.88, calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). Assumptions used in the calculation of the grant date fair value are set forth in Note 11—Equity Incentive Plans in the notes to our consolidated financial statements in the Annual Report. The fees earned during the second half of the fiscal year will be paid in cash or shares of Class A common stock, at the non-employee director’s election, on July 10, 2019, the date of our 2019 annual meeting. If a director elects to be paid in shares, the number of shares of Class A common stock granted to each director is based on the average closing price of our Class A common stock on the Nasdaq for the 30 trading days immediately prior to the grant date.

(2)
The amount in this column represents the aggregate grant date fair value of 3,133 RSUs granted to each non-employee director on July 12, 2018 and the aggregate grant date fair value of 20,000 RSUs granted to Mr. McMahon on March 9, 2018, in each case under the terms of the 2016 Plan and calculated in accordance with ASC 718. The March 9, 2018 grant to Mr. McMahon was not issued to him in his capacity as a non-employee director, but rather as compensation for strategic consulting services that he provides to our sales organization, including in connection with a leadership transition in that organization. The 20,000 RSUs vested in full in accordance with their terms on April 1, 2019. Mr. McMahon did not participate in any deliberations regarding the terms of the award or the grant of the award. Assumptions used in the calculation of the grant date fair values of such awards are set forth in Note 11—Equity Incentive Plans in the notes to our consolidated financial statements in the Annual Report.

The following table sets forth (a) the aggregate number of RSUs held by each non-employee director as of January 31, 2019 and (b) the aggregate number of options held by each non-employee director as of January 31, 2019.

Name	Total RSUs Held	Total Options Held
Roelof Botha	3,133	—
Hope Cochran	3,133	50,000(2)
Charles M. Hazard, Jr.	3,133	—
Tom Killalea	3,133	50,000(3)
John McMahon	23,133(1)	50,000(3)
Kevin P. Ryan	3,133	—
(1) 20,000 RSUs were granted to Mr. McMahon on March 9, 2018. The grant to Mr. McMahon was not issued to him in his capacity as a non-employee director, but rather as compensation for strategic consulting services that he provides to our sales organization, including in connection with a leadership transition in that organization. The RSUs vested in full in accordance with their terms on April 1, 2019. Mr. McMahon did not participate in any deliberations regarding the terms of the award or the grant of the award.
(2) Represents an option to purchase of our Class A common stock.
(3) Represents an option to purchase of our Class B common stock.

PROPOSAL 2 – APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (as disclosed under “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation Tables”).
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.
The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our named executive officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:
“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
Vote Required
The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present at the meeting (by virtual attendance) or by proxy and entitled to vote thereon.
Since this proposal is an advisory vote, the result will not be binding on our board of directors or our compensation committee. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

Our board of directors recommends a vote FOR the approval of the non-binding resolution on named executive officer compensation.

PROPOSAL 3 – APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act provides that every six years we must provide stockholders an opportunity to vote, on a non-binding and advisory basis, for their preference on how frequently we should seek future non-binding advisory votes to approve the compensation of our named executive officers (such as the one described in Proposal No. 2 above). Specifically, stockholders may indicate whether they would prefer these advisory resolutions on named executive officer compensation to be presented for stockholder approval every one, two or three years.
Our board of directors believes at this time that an annual frequency is appropriate for MongoDB. The board of directors believes that an annual vote on named executive officer compensation provides stockholders with the opportunity to provide timely and direct input to the board of directors and the compensation committee about our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The board of directors believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. The board of directors will continue to evaluate the appropriate frequency for the stockholder executive compensation vote.
Vote Required
Please note that stockholders are not voting to approve or disapprove the recommendation of the board of directors with respect to this proposal. Instead, the proxy card provides four choices: a one, two or three year frequency or stockholders may abstain from voting on the proposal. The option that receives the highest number of votes of the holders of shares of common stock present at the meeting (by virtual attendance) or by proxy and entitled to vote thereon will be deemed to be the frequency preferred by our stockholders.
Since this proposal is an advisory vote, the result will not be binding on our board of directors. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our board of directors. Our board of directors may decide that it is in the best interests of MongoDB and our stockholders to hold a non-binding advisory vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when determining how often we should submit to stockholders future “say-on-pay” votes. We expect that the next stockholder vote on the frequency of non-binding advisory votes on named executive officer compensation will occur at our 2025 annual meeting of stockholders.

Our board of directors recommends a vote FOR a “ONE YEAR” frequency for future advisory votes on named executive officer compensation.

EXECUTIVE OFFICERS

The following is information for our executive officers, as of the date of this proxy statement:

Name	Age	Position/Office Held With MongoDB
Dev Ittycheria	52	President, Chief Executive Officer and Director
Eliot Horowitz	38	Chief Technology Officer, Co-Founder and Director
Michael Gordon	49	Chief Operating Officer and Chief Financial Officer
Cedric Pech	46	Chief Revenue Officer
Biographical information for Dev Ittycheria and Eliot Horowitz is included above with the director biographies under the caption “Information Regarding Director Nominees and Current Directors.”
Michael Gordon has served as our Chief Financial Officer since July 2015 and as our Chief Operating Officer since November 2018. Prior to joining us, Mr. Gordon worked at Yodle, Inc., a local online marketing company, where he served as the Chief Financial Officer from May 2009 and as the Chief Operating Officer and Chief Financial Officer from March 2014 until July 2015. Prior to joining Yodle, Mr. Gordon was a Managing Director in the Media and Telecom investment banking group at Merrill Lynch, Pierce, Fenner and Smith Incorporated, a financial services company, where he worked from 1996 to 2009. Mr. Gordon serves on the board of directors of Share Our Strength, a non-profit, anti-hunger organization. Mr. Gordon received his A.B. from Harvard College and his M.B.A. from Harvard Business School.
Cedric Pech, has served as our Chief Revenue Officer since February 2019. Before being appointed as Chief Revenue Officer, Mr. Pech led our Europe, the Middle East and Africa sales division beginning in July 2017. Prior to joining us, Mr. Pech worked at Fuze, an enterprise global cloud communications and collaboration software platform, where he served as the Senior Vice President of Worldwide Sales from May 2015 until May 2017, and as General Manager, Europe, the Middle East and Africa, from April 2014 until May 2015. Mr. Pech completed his Class Prepa at Lycee Bois Fleury Grenoble and received his M.B.A. from Montpellier Business School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The following compensation discussion and analysis describes the material elements of our executive compensation program for the fiscal year ended January 31, 2019. It also provides an overview of our compensation philosophy and objectives, our process for setting executive compensation and how the compensation committee arrived at the specific compensation decisions for our named executive officers for the fiscal year ended January 31, 2019, including the key factors considered.
Our named executive officers are our principal executive officer, our principal financial officer, and the next three most highly compensated executive officers. Mr. Delatorre resigned from his position as Chief Revenue Officer, effective May 18, 2018. Ms. Eisenberg resigned from her position as Chief Marketing Officer, effective January 31, 2019.
Our named executive officers for the fiscal year ended January 31, 2019 were:

•	Dev Ittycheria, President and Chief Executive Officer;

•	Eliot Horowitz, Chief Technology Officer and Co-Founder;

•	Michael Gordon, Chief Operating Officer and Chief Financial Officer;

•	Meagen Eisenberg, Former Chief Marketing Officer; and

•	Carlos Delatorre, Former Chief Revenue Officer.
Executive Summary

The important features of our executive compensation program include the following:

•
Our executive bonuses are dependent on meeting corporate objectives. Our annual performance-based cash bonus award opportunities for all of our named executive officers are dependent upon our achievement of annual corporate objectives established each year and the individual officer’s contributions towards such corporate objectives.

•
We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program, and comprise the primary “at-risk” portion of our named executive officer compensation package. These awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ. For fiscal 2019, 88% of our Chief Executive Officer’s total reported compensation and an average of 81% of the total reported compensation for our named executive officers who were employed with us for the full fiscal year was in the form of long-term equity incentive awards, as reported in the “Summary Compensation Table”.

•	We do not provide our executive officers with any tax gross ups.

•	We generally do not provide executive fringe benefits or perquisites to our executives, such as car allowances.

•
Our compensation committee has retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advises our compensation committee on market practices, including identifying a peer group of companies and their compensation practices, so that our compensation committee can regularly assess our individual and total compensation programs against these peer companies, the general marketplace and other industry data points.

•	We prohibit hedging and pledging of MongoDB securities by our employees, directors and consultants.
Business Highlights
Business Overview
MongoDB is the leading modern, general purpose database platform. Our robust platform enables developers to build and modernize applications rapidly and cost-effectively across a broad range of use cases. Organizations can deploy our platform at scale in the cloud, on-premise, or in a hybrid environment. Software applications are redefining how organizations across industries engage with their customers, operate their businesses and compete with each other. A database is at the heart of every software application. As a result, selecting a database is a highly strategic decision that directly affects developer productivity, application performance and organizational competitiveness. Our platform addresses the performance, scalability, flexibility and reliability demands of modern applications while maintaining the strengths of legacy databases. Our business model combines the developer mindshare and adoption benefits of open source with the economic benefits of a proprietary software subscription business model.
Our core offerings are MongoDB Enterprise Advanced, MongoDB Atlas and Community Server. MongoDB Enterprise Advanced is our comprehensive offering for enterprise customers that can be run in the cloud, on-premise or in a hybrid environment, and includes our proprietary commercial database server, enterprise management capabilities, our graphical user interface, analytics integrations, technical support and a commercial license to our platform. To encourage developer usage, familiarity and adoption of our platform, we offer Community Server as a “freemium” offering. Community Server is a free-to-download version of our database that does not include all of the features of our commercial platform. MongoDB Atlas is our cloud-hosted DBaaS offering that includes comprehensive infrastructure and management of our database and can also be purchased with additional enterprise features. To support our database platform and increase customer retention, we provide professional services to our customers with the goal of making customers’ applications on our platform successful.
 Fiscal 2019 Performance Highlights
•Revenue. Total revenue was $267.0 million for fiscal 2019, an increase of 61% year-over-year. Subscription revenue was $248.4 million, an increase of 64% year-over-year, and services revenue was $18.6 million, an increase of 31% year-over-year.

•Gross Profit. Gross profit was $193.4 million for fiscal 2019, representing a 72% gross margin compared to 74% in the prior year.

•Loss from Operations. Loss from operations was $97.8 million for fiscal 2019, compared to $84.9 million in the prior year.

•Net Loss. Net loss was $99.0 million, or $1.90 per share based on 52.0 million weighted-average shares outstanding, for fiscal 2019. This compares to $84.0 million, or $3.54 per share based on 23.7 million weighted-average shares outstanding, in the prior year.

•MongoDB Atlas Revenue. Revenue from MongoDB Atlas, our cloud-hosted database-as-a-service offering, represented 23% of our total revenue for fiscal 2019, compared to 7% in the prior year.

•Customers. As of January 31, 2019, we had over 13,400 customers across a wide range of industries and in over 100 countries, compared to 5,700 customers as of the end of the prior year.

Say-on-Pay Vote on Executive Compensation
In prior years, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and were not required to hold a non-binding, advisory vote on the compensation of our named executive officers (a “Say-on-Pay vote”). At the 2019 Annual Meeting of Stockholders, we will be conducting our first Say-on-Pay vote as described in Proposal No. 2 of this proxy statement. Because we value the opinions of our stockholders, the board of directors and the compensation committee will consider the outcome of the Say-on-Pay vote, and the related Say-on-Frequency vote described in Proposal No. 3 of this proxy statement, as well as feedback received throughout the year, when making compensation decisions for our named executive officers in the future.
Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance and aligning the compensation of our executive officers with the long-term interests of our stockholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	attract, motivate, incentivize and retain a highly skilled team of executives who contribute to our long-term success;

•	provide compensation packages to our executive officers that are competitive and reward the achievement of our financial, operational and strategic objectives; and

•
effectively align our executive officers’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Our compensation committee generally seeks to set base salaries and performance-based cash award targets for our executive officers in line with the median of our peer group to provide what it believes to be reasonable cash compensation levels that will serve to attract and retain our executives. Further, our compensation committee tends to weight the target total direct compensation opportunities of our executive officers more heavily towards equity compensation and generally seeks to align equity compensation with the 75th percentile for long-term equity incentives of our peer group.
Process for Setting Executive Compensation
Role of the Compensation Committee. Compensation decisions for our named executive officers are determined by the compensation committee, with input from our independent compensation consultant and, as appropriate, management (including our Chief Executive Officer, except in regard to his compensation). The compensation committee reviews the compensation of our executive officers, including our named executive officers, on an annual basis to ensure the executives are appropriately compensated and motivated, and makes adjustments as necessary.
Pursuant to its charter, the compensation committee is primarily responsible for establishing, approving, and adjusting compensation arrangements for our named executive officers and for reviewing and approving performance goals and objectives relevant to these compensation arrangements, evaluating executive performance and considering factors related to the performance of MongoDB. For additional information about the compensation committee, see the section entitled “Board of Directors and Corporate Governance – Board Committees – Compensation Committee.”
Generally, the compensation committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the compensation committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the compensation committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

The compensation committee has the authority to obtain, at the expense of MongoDB, advice and assistance from its own advisors as it considers necessary or appropriate in the performance of its duties. For the fiscal year ended January 31, 2019, the compensation committee retained Radford to review and assess our executive compensation practices relative to market compensation practices and to provide market compensation data. In October 2018, Frederic W. Cook & Co., Inc. (“FW Cook”) replaced Radford as the compensation committee’s independent compensation consultant. For additional information on these engagements, see the heading below entitled “Role of the Compensation Consultant.”
Role of the Compensation Consultant. For fiscal year 2019, the scope of Radford’s engagement for the compensation committee included:

•	Reviewing the materials prepared for the compensation committee by management relative to fiscal year 2019 compensation for the named executive officers;

•	Advising the compensation committee on executive compensation trends;

•	Presenting market data and analysis for the compensation committee to set target compensation for named executive officers;

•	Researching, developing and reviewing the compensation peer group used for fiscal year 2019 executive compensation;

•	Advising on our non-employee director compensation program; and

•	Supporting other ad hoc matters throughout the year.
FW Cook reviewed and provided input on the Compensation Discussion and Analysis section of this proxy statement. In retaining each of Radford and FW Cook, the compensation committee considered the six factors set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act. In addition, after review of information provided by each of the members of the compensation committee as well as information provided by Radford and FW Cook and members of their respective teams, the compensation committee determined that there were no conflicts of interest raised by either of the firms’ work with the compensation committee.
Role of Chief Executive Officer. In discharging its responsibilities, the compensation committee works with members of our management, including our Chief Executive Officer. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data and management's perspective on compensation matters. The compensation committee solicits and reviews our Chief Executive Officer's recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).
The compensation committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and considers them as one factor in determining the compensation for our executive officers, including our other named executive officers. Our Chief Executive Officer recuses himself from all discussions and recommendations regarding his own compensation.
Use of Competitive Market Data. For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of industry, revenue, market capitalization and headcount.
The peer group that was developed in consultation with Radford and approved by the compensation committee for use for the fiscal year ended January 31, 2019 targeted recently public U.S.-based software companies that generally met the following criteria at the time it was developed:

•	Market value within a range of $500 million to $1.4 billion;

•	Revenue within a range of $50 million to $600 million; and

•	Headcount within a range of 300 to 3,000 employees.

The compensation committee intends to review our compensation peer group at least annually and to make adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
    In the first quarter of the fiscal year ended January 31, 2019, the compensation committee used the following compensation peer group to assist with the determination of compensation for our executive officers.

Alteryx	HubSpot	Rapid7
Box	LogMeIn	Tableau Software
Carbonite	MuleSoft	Twilio
Cloudera	New Relic	Yext
Five9	Nutanix	Zendesk
Hortonworks	Okta
In addition to public proxy data from our compensation peer group, the compensation committee used data from the Radford 2017 Global Technology Survey (the “Radford Survey”), to evaluate the competitive market when formulating its recommendation for the total direct compensation packages for our executive officers, including base salary and long-term incentive compensation opportunities. The Radford Survey provides compensation market intelligence and is widely used within the technology industry.
Executive Compensation Program Components for FY2019
Named executive officer compensation awarded in the fiscal year ended January 31, 2019 consisted of the following components.

Compensation Element	How Payout is Determined		Performance Measures		Purpose
Base Salary • Fixed • Paid in cash	Compensation Committee determines salary; considers competitive market information, performance, criticality of role and potential impact		N/A	• •	Provides compensation at a level consistent with competitive practices Reflects role, responsibilities, skills, experience and performance
Performance-Based Cash Bonus Awards • Variable • Paid in cash	Compensation Committee determines executive bonus; considers performance against pre-established goals, with discretion to reduce executive bonus payout amounts	• • • •	Annual Contract Value (New, Renewals and Professional Services) Operating Cash Flow Revenue Qualitative	• •	Motivates and rewards executives for achievement of annual goals Aligns management and stockholder interests by linking pay and performance
Long-term incentives in the form of RSUs • Variable • Paid in stock	Value of units depends on stock price at time of vesting	•	Stock price performance	• • •
Motivates and rewards executives for achievement of long-term goals intended to increase stockholder value
Enhances retention of key executives who drive sustained performance
Aligns management and stockholder interests by facilitating management ownership and tying compensation to stock price performance over a sustained period

Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our named executive officers, and is an important element of compensation intended to attract and retain highly-talented individuals. The compensation committee’s decisions on base salary levels for the named executive officers are primarily based on its review of competitive market information for comparable positions, the executive’s performance of his or her duties, criticality of the executive’s role to the execution of corporate strategy and the executive’s potential to impact future business results. For our named executive officers other than our Chief Executive Officer, the compensation committee also considers the Chief Executive Officer’s recommended salary adjustments based on position relative to the competitive market information. While the compensation committee does not benchmark to a specific percentile, since our initial public offering, the compensation committee has evaluated the base salaries of our executive officers in the context of establishing their total cash compensation at levels that are generally consistent with the median target total cash compensation of executive officers holding comparable positions at our peer companies.
In fiscal year 2019, there were no adjustments to base salaries for any of our named executive officers. Set forth below are the base salaries for each of the named executive officers for the fiscal year ended January 31, 2019.

Named Executive Officer	Base Salary ($)
Dev Ittycheria	400,000
Eliot Horowitz	325,000
Michael Gordon	325,000
Meagen Eisenberg(1)	300,000
Carlos Delatorre(2)	250,000
(1) Ms. Eisenberg resigned from her position as Chief Marketing Officer, effective January 31, 2019. (2) Mr. Delatorre resigned from his position as Chief Revenue Officer, effective May 18, 2018.
The actual base salary amounts paid to our named executive officers for fiscal year ended January 31, 2019 are set forth in the “Summary Compensation Table” below.
Performance-Based Cash Bonus Awards
Our annual performance-based cash bonus awards for named executive officers provide incentive compensation that is variable, contingent and specifically designed to motivate our named executive officers to achieve pre-established company-wide priorities set by the board of directors and to reward them for results and achievements in a given year. While the compensation committee does not benchmark to a specific percentile, since our initial public offering, the compensation committee has evaluated the target bonus award opportunity of our executive officers in the context of establishing their total cash compensation at levels that are generally consistent with the median target total cash compensation of executive officers holding comparable positions at our peer companies.
Target Award Opportunities. The target annual performance-based cash bonus award opportunities of our named executive officers were determined by the compensation committee in the first quarter of fiscal 2019 and expressed as a percentage of their annual base salary, as follows:

Named Executive Officer	Fiscal 2018 Target Bonus Opportunity (%)	Fiscal 2019 Target Bonus Opportunity (%)	Fiscal 2019 Target Bonus Opportunity ($)
Dev Ittycheria	50	70	280,000
Eliot Horowitz	46	65	211,250
Michael Gordon	46	65	211,250
Meagen Eisenberg	50	50	150,000
Carlos Delatorre	140	140	350,000
The compensation committee approved increases to the target bonus opportunity percentages for Messrs. Ittycheria, Horowitz and Gordon to bring their total cash compensation more in line with the median target total cash compensation of executives holding comparable positions at our peer companies.

FY2019 Executive Bonus Goal Setting. The compensation committee approved the performance metrics and their relative weighting for fiscal year 2019 performance-based cash bonus awards in the first quarter of fiscal 2019, shortly after the board of directors’ approval of our fiscal 2019 operating plan. The compensation committee believes that these goals represent rigorous objectives for our named executive officers and align with stockholder interests. The named executive officers’ fiscal year 2019 performance-based cash bonus awards are tied to the achievement of these goals, as set forth below.

	Weighting
Performance Goal(1)	Chief Executive Officer	Chief Revenue Officer	Other Named Executive Officers
New Annual Contract Value	20%	56%	25%
Non-New Annual Contract Value (Renewal/Professional Services)	15%	34%	15%
Operating Cash Flow	20%	—	20%
Revenue	25%	—	30%
Qualitative	20%(2)	10%(3)	10%(3)

(1)
The performance target (100% attainment) for each Performance Goal is 100% of our fiscal year 2019 operating plan. Achievement scale is linear above and below 100% for all executive other than the Chief Revenue Officer. The Chief Revenue Officer’s achievement scale is linear below 100% and subject to accelerators above 100% with respect to the New Annual Contract Value performance goal only.

(2)	Attainment determined at the compensation committee’s discretion.

(3)	Attainment determined by the compensation committee, upon recommendation from the Chief Executive Officer.
FY2019 Bonus Payouts.
For our named executive officers other than the Chief Revenue Officer, the compensation committee generally considers and approves actual performance-based cash bonus award payments for the first half of the fiscal year at their first meeting following July 31 of that fiscal year and considers and approves actual performance-based cash bonus award payments for the second half of the fiscal year in March of the following year. For our Chief Revenue Officer, amounts are determined and paid on a monthly basis, and as discussed in more detail below, only three months of payments were paid prior to Mr. Delatorre’s resignation in May 2018.
In August 2018, the Chief Executive Officer evaluated the individual performance of each of our executive officers, including each of the other named executive officers still employed by us on such date, for the first half of fiscal 2019 and provided his recommendations to the compensation committee with respect to the qualitative portion of their target annual performance-based cash bonus award opportunity. The compensation committee considered these recommendations, as well as its own assessment of the performance of each executive officer (including the Chief Executive Officer), and approved payments for the first half of fiscal 2019 based on 100% achievement with respect to the corporate performance component and 100% achievement on the qualitative component for all the named executive officers, other than Ms. Eisenberg, who was paid on the basis of 95% achievement on the qualitative component. While performance was tracking at a higher level for all of the corporate performance goals, it was determined that it was prudent to make these payments at the level described above, until performance for the entire year could be determined.
In March 2019, achievement of the corporate performance goals for fiscal 2019 was determined to be 113% of target in the aggregate. The Chief Executive Officer evaluated the individual performance of each of our executive officers, including each of the other named executive officers still employed by us on such date, for fiscal 2019 and provided his recommendations to the compensation committee with respect to the qualitative portion of their target annual performance-based cash bonus award opportunity. The compensation committee considered these recommendations, as well as its own assessment of the performance of each executive officer (including the Chief Executive Officer) and approved payments with respect to the qualitative component of the annual performance-based cash bonus award as set forth below. After considering the performance of each named executive officer against their individual performance objectives, the compensation committee approved the following actual cash bonus payments to our named executive officers for fiscal 2019. Only the portion of each bonus set forth below that was earned in excess of the amount determined and paid in August 2018 (as described above) was paid in March 2019.

Named Executive Officer	Fiscal 2019 Target Bonus Opportunity ($)	Fiscal 2019 Target Bonus – Corporate Performance Component Achievement (%)	Fiscal 2019 Target Bonus – Qualitative Component Achievement (%)	Actual Annual Cash Bonus Earned ($)	Actual Annual Cash Bonus (as a % of target bonus)
Dev Ittycheria	280,000	113	113	316,400	113
Eliot Horowitz	211,250	113	113	238,713	113
Michael Gordon	211,250	113	113	238,713	113
Meagen Eisenberg(1)	150,000	50(1)	47.5(1)	74,625	50
Carlos Delatorre(2)	350,000	19(2)	17(2)	64,245	18

(1)
Ms. Eisenberg resigned effective January 31, 2019 and therefore was not eligible for a bonus for the second half of fiscal 2019. The bonus payment Ms. Eisenberg received was paid based on 100% achievement of the corporate performance component and 95% of the qualitative component for the first half of fiscal 2019 only. The achievement percentage for the corporate performance component and the qualitative component in the table above reflects the fact that such achievement related only to the first half of the year.

(2)
Mr. Delatorre resigned in May 2018 and therefore only received payments for the first quarter of fiscal 2019. The achievement percentage for the corporate performance component and the qualitative component in the table above reflects the fact that such achievement related only to the first quarter of the year.

The performance-based cash bonus award payments made to our named executive officers for fiscal 2019 are set forth in the “Summary Compensation Table” below.

RSU Awards (Long-Term Incentive Compensation)
Long-term incentive compensation in the form of equity awards is an important tool for us to attract industry leaders of the highest caliber and to retain them for the long term. We provide long-term incentive compensation to ensure that a significant portion of named executive officer compensation is tied to our long-term results and increases in stockholder value. The majority of our named executive officers’ target total direct compensation opportunity in fiscal year 2019 was provided in the form of long-term equity awards. In fiscal year 2019, the compensation committee approved long-term incentive awards to our named executive officers, other than Mr. Delatorre, that included RSUs.

In addition to the initial equity award that each executive officer receives upon being hired, the compensation committee also grants some or all of our executive officers additional equity awards each year as part of our annual review of our executive compensation program. The compensation committee, in consultation with the Chief Executive Officer (except in regard to his equity awards), determines the size and material terms of equity awards granted to our named executive officers, taking into account the role and responsibility of the named executive officer, our philosophy of more heavily weighting equity compensation over cash compensation, individual performance, competitive factors including competition for technology executives, peer group data, the size and value of long-term equity compensation already held by each executive officer and the vested percentage, the total annual target cash compensation opportunity for each named executive officer and retention objectives. While the compensation committee does not benchmark to a specific percentile, since our initial public offering, the compensation committee has generally sought to grant long-term equity incentives at levels consistent with the 75th percentile for long-term equity incentives of executive officers holding comparable positions at our peer companies.
The compensation committee approved annual long-term incentive awards, consisting of RSUs, to our named executive officers (except Mr. Delatorre) in the first quarter of fiscal 2019, as set forth below. Mr. Delatorre informed us of his intention to resign from his role as Chief Revenue Officer in March 2018 and, as a result, the compensation committee did not approve a long-term incentive award for him in fiscal 2019.

Named Executive Officer	Time-Based RSUs (number of shares)	Aggregate Grant Date Fair Value ($)
Dev Ittycheria	140,000	5,287,800
Eliot Horowitz	90,000	3,399,300
Michael Gordon	75,000	2,832,750
Meagen Eisenberg	30,000	1,133,100
RSUs. Each RSU is the economic equivalent of one share of MongoDB’s Class A Common Stock and is settled in shares of MongoDB’s Class A Common Stock. The RSUs granted to our named executive officers (except for Mr. Horowitz) for fiscal year 2019 are subject to time-based vesting over four years, with 10% of the shares subject to the award vesting in the first year following the vesting commencement date, 20% vesting in the second year following the vesting commencement date, 30% vesting in the third year following the vesting commencement date and 40% vesting in the fourth year following the vesting commencement date, subject to the executive’s continuous employment with us through each vesting date. The RSUs granted to Mr. Horowitz for fiscal year 2019 are subject to time-based vesting over four years, with 1/16th of the shares subject to the award vesting each quarter following the vesting commencement date, subject to Mr. Horowitz’s continuous employment with us through each vesting date.
Equity Grant Practices. We do not strategically time long-term incentive awards in coordination with the release of material non-public information and has never had a practice of doing so. In addition, we have never timed and do not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation. The accounting for RSU and option awards granted by us is compliant with accounting principles generally accepted in the United States and is disclosed in our annual and quarterly financial reports filed with the SEC.
Health and Welfare Plans
Our executive officers, including our named executive officers, are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include our health, dental and vision plans and life and disability insurance plans, on the same basis as any other salaried U.S. employees. In addition, we maintain a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to the applicable annual limits set forth in the Internal Revenue Code of 1986, as amended (the “Code”). In fiscal year 2019, we did not provide an employer match on employee contributions.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes.
During fiscal year 2019, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
Employment, Severance and Change in Control Agreements
Offer Letters
We have offer letters with each of our named executive officers. The offer letters generally provide for at-will employment and set forth the executive officer’s initial base salary, initial target bonus, initial equity grant amount, eligibility for employee benefits and severance benefits upon a qualifying termination of employment. Each of our named executive officers has also executed our standard form of invention assignment, confidentiality and arbitration agreement. The key terms of employment with our named executive officers are described below.

Dev Ittycheria
We entered into an amended and restated offer letter with Dev Ittycheria, our President and Chief Executive Officer, dated September 29, 2017, which sets forth the terms and conditions of his employment with us. Mr. Ittycheria’s annual base salary for the fiscal year ended January 31, 2019 was $400,000. Mr. Ittycheria is also eligible to receive an annual target bonus of up to 70% of his base salary pursuant to our bonus plan. Mr. Ittycheria’s employment is at will and may be terminated at any time, with or without cause.
The amended and restated offer letter agreement with Mr. Ittycheria provides that, if we terminate Mr. Ittycheria for any reason other than for “cause,” death or disability, or if Mr. Ittycheria resigns his position with us for “good reason” (as such terms are defined in his offer letter), Mr. Ittycheria would be entitled to receive payment of his then-current base salary for a period of 12 months following his termination date in accordance with our regular payroll practices, and company-paid health insurance coverage for a period of 12 months following his termination date. In addition, if such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Ittycheria would also be entitled to receive payment of his target bonus for a period of 12 months following his termination date, 100% acceleration of vesting of all then-outstanding time-based unvested equity awards held by Mr. Ittycheria and acceleration of vesting of then-outstanding performance-based unvested equity awards held by Mr. Ittycheria based on the greater of target performance or actual performance. Payment of any of the above-described severance benefits is conditioned on the delivery and non-revocation of a general release of claims in our favor within 50 days after Mr. Ittycheria’s termination.
Eliot Horowitz
We entered into an offer letter with Eliot Horowitz, our Chief Technology Officer and Co-Founder, dated September 29, 2017, which sets forth the terms and conditions of his employment with us. Mr. Horowitz’s annual base salary for the fiscal year ended January 31, 2019 was $325,000. Mr. Horowitz is also eligible to receive an annual target bonus of up to 65% of his base salary pursuant to our bonus plan. Mr. Horowitz’s employment is at will and may be terminated at any time, with or without cause.
The offer letter agreement with Mr. Horowitz provides that, if we terminate Mr. Horowitz for any reason other than for “cause,” death or disability, or if Mr. Horowitz resigns his position with us for “good reason” (as such terms are defined in his offer letter), Mr. Horowitz would be entitled to receive payment of his then-current base salary for a period of six months following his termination date in accordance with our regular payroll practices, and company-paid health insurance coverage for a period of six months following his termination date. In addition, if such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Horowitz would also be entitled to receive payment of his target bonus for a period of six months following his termination date, 100% acceleration of vesting of all then-outstanding time-based unvested equity awards held by Mr. Horowitz and acceleration of vesting of then-outstanding performance-based unvested equity awards held by Mr. Horowitz based on the greater of target performance or actual performance. Payment of any of the above-described severance benefits is conditioned on the delivery and non-revocation of a general release of claims in our favor within 50 days after Mr. Horowitz’s termination.
Michael Gordon
We entered into an amended and restated offer letter with Michael Gordon, our Chief Operating Officer and Chief Financial Officer, dated September 29, 2017, which sets forth the terms and conditions of his employment with us. Mr. Gordon’s annual base salary for the fiscal year ended January 31, 2019 was $325,000. Mr. Gordon is also eligible to receive an annual target bonus of up to 65% of his base salary pursuant to our bonus plan. Mr. Gordon’s employment is at will and may be terminated at any time, with or without cause.
The amended and restated offer letter agreement with Mr. Gordon provides that if we terminate Mr. Gordon for any reason other than for “cause,” death or disability, or Mr. Gordon resigns his position with us for “good reason” (as such terms are defined in his offer letter), Mr. Gordon would be entitled to receive payment of his then-current base salary for a period of six months following his termination date in accordance with our regular payroll practices, and company-paid health insurance coverage for a period of six months following his termination date. In addition, in the event such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Gordon would also be entitled to receive payment of his target bonus for a period of six months following his termination date, 100% acceleration of vesting of all then-outstanding time-based unvested equity awards held by Mr. Gordon and acceleration of vesting of then-outstanding performance-based unvested equity awards held by Mr. Gordon based on the greater of target performance or actual performance. Payment of any of the above-described severance benefits is conditioned on the delivery and non-revocation of a general release of claims in our favor within 50 days after Mr. Gordon’s termination.
Meagen Eisenberg
Meagen Eisenberg resigned from MongoDB effective January 31, 2019. We had entered into an amended and restated offer letter with Ms. Eisenberg, our Chief Marketing Officer dated September 29, 2017, which set forth the terms and conditions of her employment with us. Ms. Eisenberg’s annual base salary for the fiscal year ended January 31, 2019 was $300,000. Ms. Eisenberg was also eligible to receive annual target bonus of up to 50% of her base salary pursuant to our bonus plan. Severance was paid in accordance with Ms. Eisenberg’s offer letter, which provided for six months of her then-current base salary to be paid in equal installments on our normal payroll schedule over the six month period immediately following her date of resignation. There was no acceleration of vesting of Ms. Eisenberg’s stock options or RSUs in connection with her resignation.
Carlos Delatorre
Mr. Delatorre resigned from MongoDB effective May 18, 2018. We had entered into an amended and restated offer letter with Carlos Delatorre, our Chief Revenue Officer dated September 29, 2017, which set forth the terms and conditions of his employment with us. Mr. Delatorre’s annual base salary for the fiscal year ended January 31, 2019 was $250,000. Mr. Delatorre was also eligible to receive annual target sales compensation of up to 140% of his base salary pursuant to our variable compensation plan. No severance was paid and there was no acceleration of vesting of Mr. Delatorre’s stock options in connection with his resignation.

Tax and Accounting Implications

Accounting for Stock-Based Compensation

Under ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Deductibility of Executive Compensation

Section 162(m) of the Code has historically limited companies to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a calendar year, subject to certain exceptions, including an exception for certain “performance-based compensation,” as defined in the Code and accompanying regulations. Under a transition rule that applies to newly-public companies, we are currently exempt from this limitation. Due to the effects of tax reform, the historical exemption for performance-based compensation will be available only for certain prior “grandfathered” arrangements, and we will continue to review related guidance from the Internal Revenue Service as it becomes available. In determining the form and amount of compensation for our named executive officers, our compensation committee may continue to consider all elements of the cost of such compensation. While the compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee may also look at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our insider trading policy prohibits hedging and pledging of our securities by our employees, directors and consultants.

Compensation Risk Assessment
As part of its oversight of our executive compensation program, the compensation committee reviews and considers any potential risk implications created by its compensation awards. The compensation committee believes that the executive compensation program is designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the balance of compensation elements does not encourage excessive risk taking. The compensation committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components. In connection with its continual risk assessment, the compensation committee notes the following attributes of the executive compensation program:

•	the balance between fixed and variable compensation, short- and long-term compensation, and cash and equity payouts; and

•	regular review of the executive compensation program by an independent compensation consultant.

The compensation committee also has oversight over our responsibility to review all our compensation policies and procedures, including the incentives that they create, to determine whether they present a significant risk. In consultation with management and FW Cook, in May 2019, the compensation committee assessed our compensation plans, policies and practices for named executive officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on MongoDB. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. The compensation committee intends to conduct this assessment annually.

Executive Compensation Tables
Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers for our fiscal year ended January 31, 2019 in accordance with SEC rules.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)		All Other Compensation ($)	Total ($)
Dev Ittycheria	2019	400,000	5,287,800	—	316,400		—	6,004,200
President and Chief Executive Officer	2018	400,000	—	—	195,400		—	595,400
	2017	400,000	—	5,280,870	230,400		—	5,911,270
Eliot Horowitz	2019	325,000	3,399,300	—	238,713		—	3,963,013
Chief Technology Officer and Co-Founder	2018	325,000	—	—	146,550		—	471,550
Michael Gordon	2019	325,000	2,832,750	—	238,713		—	3,396,463
Chief Operating Officer and Chief Financial Officer	2018	325,000	—	—	146,550		—	471,550
	2017	300,000	—	1,358,478	115,200		—	1,773,678
Meagen Eisenberg Former Chief Marketing Officer	2019	300,000	1,133,100	—	74,625		—	1,507,725
Carlos Delatorre(4)	2019	75,801	—	—	64,245		—	140,046
Former Chief Revenue Officer	2018	250,000	—	—	323,185	(5)	—	573,185
	2017	250,000	—	1,242,937	289,150		—	1,782,087

(1)
The amounts in this column represent the aggregate grant date fair value of RSUs issued under the 2016 Plan, calculated in accordance with ASC 718. Assumptions used in the calculation of such amounts are set forth in Note 11—Equity Incentive Plans in the notes to our consolidated financial statements in the Annual Report. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(2)
The amounts in this column represent the aggregate grant date fair value of option awards granted under the 2016 Plan, calculated in accordance with ASC 718. Assumptions used in the calculation of such amounts are set forth in Note 11—Equity Incentive Plans in the notes to our consolidated financial statements in the Annual Report. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(3)
For Messrs. Ittycheria, Horowitz, Gordon and Ms. Eisenberg, represents annual performance-based cash bonus awards earned under the 2016 Plan. The amounts reported represent performance-based cash bonus awards earned by each of these named executive officers based on the achievement of certain company and qualitative goals and the individual's target incentive compensation amount. Incentive compensation awards are paid semi-annually, based on the achievement of the objectives set by the compensation committee at the beginning of the fiscal year. Ms. Eisenberg resigned effective January 31, 2019 and therefore was not eligible for a bonus for the second half of fiscal 2019. For Mr. Delatorre, represents annual sales variable compensation earned under our sales variable compensation plan. The amount reported represents compensation earned by Mr. Delatorre based on the achievement of corporate sales and qualitative goals and Mr. Delatorre's target incentive compensation amount. Compensation was paid monthly, based on the achievement of sales and qualitative targets set by the compensation committee at the beginning of the fiscal year. Mr. Delatorre resigned in May 2018 and therefore only received payment for the first quarter of fiscal 2019.

(4)	Mr. Delatorre resigned in May 2018.

(5)	This amount has been adjusted to reflect the repayment of $11,344 by Mr. Delatorre in fiscal 2019 which amount was overpaid to Mr. Delatorre in fiscal 2018 due to a clerical error.
Grants of Plan-Based Awards
The following table presents information regarding each plan-based award granted to our named executive officers during the fiscal year ended January 31, 2019.

			Estimated Possible Payouts Under
			Non-Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares	Grant Date Fair Value of Stock
	Grant	Award	Target	of Stock or Units	Awards(3)
Name	Date(1)	Type	($)	(#)	($)
Dev Ittycheria	—	Annual Cash	280,000	—	—
	4/20/2018	RSU	—	140,000	5,287,800
Eliot Horowitz	—	Annual Cash	211,250	—	—
	4/20/2018	RSU	—	90,000	3,399,300
Michael Gordon	—	Annual Cash	211,250	—	—
	4/20/2018	RSU	—	75,000	2,832,750
Meagen Eisenberg	—	Annual Cash	150,000	—	—
	4/20/2018	RSU	—	30,000	1,133,100
Carlos Delatorre	—	Annual Cash	350,000	—	—

(1)	The RSUs granted to our named executive officers were granted on April 20, 2018 under the 2016 Plan (see “Outstanding Equity Awards at Fiscal Year-End” below).

(2)
Amounts in this column represent annual performance-based cash bonus award targets under the 2016 Plan for fiscal 2019 and are based on 100% attainment of each applicable performance target. For named executive officers, other than the Chief Revenue Officer, actual award amount will increase or decrease proportionally (without a threshold or maximum) if actual results are above or below 100% of target. The Chief Revenue Officer’s actual award is linear below 100% and subject to accelerators above 100% of target with respect to one of the targets. Actual payouts for fiscal 2019 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 38.

(3)
For RSU awards, the grant date fair value was computed in accordance with ASC Topic 718 based on the stock price at the grant date. The stock price at the grant date was based on the closing price per share of our Class A Common Stock on the grant date, as reported on Nasdaq ($37.77). RSUs for Messrs. Ittycheria and Gordon will vest quarterly, no cliff, 10% in the first year, 20% in the second year, 30% in the third year and 40% in the fourth year. RSUs for Mr. Horowitz will vest in equal quarterly installments over four years. RSUs for Ms. Eisenberg ceased vesting on January 31, 2019 as a result of her resignation.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our named executive officers as of January 31, 2019. All awards were granted under our 2008 Stock Plan (the “2008 Plan”) and the 2016 Plan.

			Option Awards				Stock Awards
Name	Grant Date(1)	Award Type	Number of Securities Underlying Unexercised Options (#) Vested	Number of Securities Underlying Unexercised Options (#) Unvested (2)(3)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(5)(6) ($)
Dev Ittycheria	9/12/2014	ISO	63,855	—	6.50	9/12/2024	—	—
	9/12/2014	NQ	1,578,181	—	6.50	9/12/2024	—	—
	9/12/2014	NQ	200,000	—	6.50	9/12/2024	—	—
	4/13/2016	NQ	187,500	562,500(7)	6.50	4/13/2026	—	—
	4/20/2018	RSU	—	—	—	—	129,500	11,960,620
Eliot Horowitz	3/7/2013	NQ	225,000	—	5.72	3/7/2023	—	—
	4/22/2015	NQ	97,916	2,084(8)	6.50	4/22/2025	—	—
	4/13/2016	NQ	88,742	111,258(9)	6.50	4/13/2026
	4/20/2018	RSU	—	—	—	—	73,125	6,753,825
Michael Gordon	7/15/2015	NQ	301,501	57,358(10)	6.50	7/15/2025	—	—
	4/13/2016	NQ	12,498	187,502(11)	6.50	4/13/2026	—	—
	4/20/2018	RSU	—	—	—	—	69,375	6,407,475
Meagen Eisenberg	4/22/2015	NQ	2,343	—	6.50	4/13/2026	—	—

(1)	On April 13, 2016, we amended the exercise prices of all of our outstanding option awards previously granted at an exercise price greater than $6.50 to $6.50.

(2)	All of the option awards listed in this column are immediately exercisable, subject to a repurchase right in our favor which lapses in accordance with the respective option vesting schedules.

(3)
All unvested shares of Class B common stock underlying the option awards listed in this column will accelerate and vest in full if the executive officer is terminated without “cause” or resigns for “good reason” (as such terms are defined in the executive officer’s offer letter) in connection with, or within three months prior to or 12 months following, a change of control of MongoDB. This would not apply to Ms. Eisenberg as she resigned effective January 31, 2019.

(4)
The RSUs granted to Messrs. Ittycheria and Gordon began vesting on April 1, 2018 and vest quarterly, as follows: 10% of the RSUs vest in the first year following the vesting commencement date, 20% of the RSUs vest in the second year following the vesting commencement date, 30% of the RSUs vest in the third year following the vesting commencement date, and 40% of the RSUs vest in the fourth year following the vesting commencement date. The RSUs granted to Mr. Horowitz began vesting on April 1, 2018 and vest in equal quarterly installments over four years.

(5)	Market value is calculated based on the closing price of our Class A Common Stock on January 31, 2019, as reported on Nasdaq.

(6)
All unvested shares of Class A common stock underlying the RSUs listed in this column will accelerate and vest in full if the executive officer is terminated without “cause” or resigns for “good reason” (as such terms are defined in the executive officer’s offer letter) in connection with, or within three months prior to or 12 months following, a change of control of MongoDB. This would not apply to Ms. Eisenberg as she resigned effective January 31, 2019

(7)
The shares of Class B common stock underlying this option began vesting in 36 equal monthly installments on May 13, 2018, subject to the executive officer’s continuous service through each such vesting date.

(8)
25% of the shares of Class B common stock underlying this option vested on February 1, 2016, with the remainder vesting in 36 equal monthly installments thereafter, subject to the executive officer’s continuous service through each such vesting date.

(9)
12,496 shares of Class B common stock underlying this option vested in equal monthly installments beginning May 13, 2016 to April 13, 2017, 42,496 shares of Class B common stock underlying this option vested in equal monthly installments beginning May 13, 2017 to April 13, 2018, 45,000 shares of Class B common stock underlying this option vested in equal monthly installments beginning May 13, 2018 to April 13, 2019, 49,996 shares of Class B common stock underlying this option vest in equal monthly installments beginning May 13, 2019 to April 13, 2020 and 50,012 shares of Class B common stock underlying this option vest in equal monthly installments beginning May 13, 2020 to April 13, 2021, in each case, subject to the executive officer’s continuous service through each such vesting date.

(10)
25% of the shares of Class B common stock underlying this option vested on July 6, 2016, with the remainder vesting in 36 equal monthly installments thereafter, subject to the executive officer’s continuous service through each such vesting date.

(11)
16,665 shares of Class B common stock underlying this option vested in equal monthly installments beginning May 13, 2018 to April 13, 2019, 79,164 shares of Class B common stock underlying this option vest in equal monthly installments beginning May 13, 2019 to April 13, 2020 and 104,171 shares of Class B common stock underlying this option vest in equal monthly installments beginning May 13, 2020 to April 13, 2021, in each case, subject to the executive officer’s continuous service through each such vesting date.

Option Exercises and Stock Vested
The following table presents information concerning the exercise of all stock options and vesting of all stock awards for the named executive officers during the fiscal year ended January 31, 2019.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)
Dev Ittycheria	142,000	10,755,070	10,500	742,805
Eliot Horowitz	—	—	16,875	1,193,794
Michael Gordon	50,000	3,863,770	5,625	397,931
Meagen Eisenberg	339,164	22,201,581	2,250	159,173
Carlos Delatorre	261,524	12,323,430	—	—

(1)
The value realized on exercise is calculated as the difference between the price at which the shares of Class A Common Stock underlying the options were sold on the date of exercise and the applicable exercise price of those options. The value does not reflect actual proceeds received.

(2)
The value realized on vesting is calculated by multiplying the number of shares of Class A Common Stock by the market value of our Class A Common Stock on the applicable vesting date, and does not reflect actual proceeds received.

Potential Payments Upon Termination or Change in Control
The table below provides information with respect to potential payments and benefits to which our named executive officers would be entitled under the arrangements set forth in their respective offer letters as described above under the section titled, “Employment, Severance and Change in Control Agreements,” assuming their employment was terminated as of January 31, 2019, including in connection with a change in control as of January 31, 2019. There are no potential payments or benefits in the case of termination for cause, voluntary termination, disability or death.

Name	Termination	Base Salary ($)	Bonus ($)	Accelerated Vesting of Equity Awards ($)	Continuation of Insurance Coverage ($)	Total ($)
Dev Ittycheria	Termination Without Cause or Resignation for Good Reason	400,000	—	—	31,781	431,781
	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control(1)	400,000	280,000	60,256,870	31,781	60,968,651
Eliot Horowitz	Termination Without Cause or Resignation for Good Reason	162,500	—	—	15,891	178,391
	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control(1)	162,500	105,625	16,485,369	15,891	16,769,385
Michael Gordon	Termination Without Cause or Resignation for Good Reason	162,500	—	—	—	162,500
	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control(1)	162,500	105,625	27,431,155	—	27,699,280
Meagen Eisenberg(2)	Termination Without Cause or Resignation for Good Reason	150,000	—	—	—	150,000
	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control(1)	—	—	—	—	—
Carlos Delatorre(3)	Termination Without Cause or Resignation for Good Reason	—	—	—	—	—
	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control(1)	—	—	—	—	—

(1)
Represents change in control severance benefits based on a double-trigger arrangement, which assumes the executive officer is terminated without cause or resigns for good reason (as such terms are defined in the executive officer’s offer letter) in connection with, or within three months prior to or 12 months following, a change of control of MongoDB.

(2)
Ms. Eisenberg resigned effective January 31, 2019. Represents payments made or projected to be made to Ms. Eisenberg under the terms of her Amended and Restated Offer Letter with us dated September 29, 2017 and her Terms of Separation Agreement with us dated January 31, 2019.

(3)	Mr. Delatorre resigned effective May 18, 2018 and did not receive any payments in connection therewith.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the section titled “Compensation and Discussion Analysis” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into MongoDB’s annual report on Form 10-K for the fiscal year ended January 31, 2019.

Respectfully submitted by the members of the compensation committee of the board of directors:

The Compensation Committee
Kevin Ryan (chair)
Hope Cochran
Tom Killalea

The material in this report is not “soliciting material,” is not deemed “filed” with, the SEC and is not to be incorporated by reference in any filing of MongoDB under the Securities Act or the Exchange Act, other than our Annual Report on Form 10‑K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of January 31, 2019. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	10,609,784	$7.75	7,275,428
Equity plans not approved by stockholders	—	—	—

(1)
Includes the 2008 Plan and the 2016 Plan, but does not include future rights to purchase shares under our 2017 Employee Stock Purchase Plan (“ESPP”), which depend on a number of factors described in our ESPP and will not be determined until the end of the applicable purchase period.

(2)	The weighted average exercise price is calculated based solely on outstanding stock options and does not take into account stock underlying restricted stock units, which have no exercise price.

(3)
Includes the 2016 Plan and ESPP. Stock options or other stock awards granted under the 2008 Plan that are forfeited, terminated, expired or repurchased become available for issuance under the 2016 Plan. The 2016 Plan provides that the total number of shares reserved of Class A common stock reserved for issuance thereunder will be automatically increased, on February 1st of each calendar year, in an amount equal to 5% of the total number of shares of our capital stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our board of directors or a committee thereof. Our ESPP provides that the number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on February 1st of each calendar year by the lesser of (1) 1% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of the automatic increase, and (2) 995,000 shares; provided that the board of directors or a committee thereof may determine that such increase will be less than the amount set forth above. Accordingly, on February 1, 2019, the number of shares of Class A common stock available for issuance under our 2016 Plan and our ESPP increased by 2,716,090 shares and 543,218 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

PROPOSAL 4 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended January 31, 2020 and has further directed that management submit this selection for ratification by the stockholders at the meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2013. Representatives of PricewaterhouseCoopers LLP are expected to be present during the meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Our board of directors is submitting this selection as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. If the stockholders fail to ratify this selection, our board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our board of directors may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of MongoDB and its stockholders.
Vote Required
An affirmative vote from holders of a majority in voting power of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of PricewaterhouseCoopers LLP.
Principal Accountant Fees and Services
The following table provides the aggregate fees for services provided by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2019 and 2018.

	Fiscal Years Ended January 31,
	2019	2018
Audit fees(1)	$2,385,500	$2,446,511
Audit-related fees(2)	200,000	10,000
Tax fees	—	—
All other fees(3)	2,970	2,970
Total fees	$2,588,470	$2,459,481

(1)
Audit fees consist of fees billed for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by independent registered public accounting firm in connection with regulatory filings. The audit fees also include fees for professional services provided in connection with our initial public offering, incurred during the fiscal year ended January 31, 2018, including comfort letters, consents and review of documents filed with the SEC.

(2)
Audit-related fees primarily consist of consultation regarding the adoption of the new revenue accounting standard issued by the Financial Accounting Standards Board (“FASB”), Accounting Standards Updated (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606).

(3)	All other fees billed for the fiscal years ended January 31, 2019 and 2018 were related to fees for access to online accounting research software.

Pre-Approval Policies and Procedures
Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, the audit committee has responsibility for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally permits pre-approval of specified services in the defined categories of audit services, audit-related services, tax services and non-audit services. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.
All of the services provided by PricewaterhouseCoopers LLP for our fiscal year ended January 31, 2019, described in the Principal Accountant Fees and Services table above, were pre-approved by the audit committee or our board of directors. Our audit committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

Our board of directors recommends a vote FOR the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2019 with the management of MongoDB. The audit committee has discussed with MongoDB’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in MongoDB’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019.
The Audit Committee
Hope Cochran (chair)
Roelof Botha
Charles M. Hazard, Jr.
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of MongoDB under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP

The following tables set forth, as of April 30, 2019, certain information with respect to the beneficial ownership of our common stock: (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock or Class B common stock, (b) by each of our directors, (c) by each of our named executive officers, and (d) by all of our current executive officers and directors as a group.
The percentage of shares beneficially owned shown in the table is based on 41,843,367 shares of Class A common stock and 13,432,709 shares of our Class B common stock outstanding as of April 30, 2019. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by such person that are currently exercisable or exercisable within 60 days of April 30, 2019 and all shares of capital stock issuable upon the vesting of RSUs within 60 days after April 30, 2019. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G and Forms 4 filed with the SEC.
Except as otherwise noted below, the address for persons listed in the table is c/o MongoDB, Inc., 1633 Broadway, 38th Floor, New York, New York 10019.
Certain Beneficial Owners

	Shares Beneficially Owned†				% of Total Voting Power†
Name and Address of Beneficial Owner	Class A		Class B
	Number of Shares	%	Number of Shares	%
5% or greater stockholders:
Entities affiliated with Sequoia Capital(1)	—	—	5,180,116	38.6	29.4
Dwight Merriman(2)	—	—	2,696,692	19.8	15.1
Future Fund Investment Company No 4 Pty Ltd(3)	—	—	1,331,238	9.9	7.6
Capital World Investors(4)	5,319,457	12.7	—	—	3.0
Whale Rock Capital Management LLC(5)	2,390,982	5.7	—	—	1.4
The Vanguard Group(6)	2,255,575	5.4	—	—	1.3

Directors and Officers

	Shares Beneficially Owned†						% of Total Voting Power†
	Class A			Class B
Named executive officers and directors	Number of Shares		%	Number of Shares		%
Roelof Botha	59,706	(7)	*	5,180,116	(1)	38.6	29.4
Hope Cochran(8)	50,737		*	—		—	*
Carlos Delatorre	—		—	—		—	—
Meagen Eisenberg	2,886		*	—		—	*
Michael Gordon(9)	9,492		*	488,859		3.5	2.7
Charles M. Hazard, Jr.(10)	145,779		*	—		—	*
Eliot Horowitz(11)	3,463		*	2,318,563		16.6	12.8
Dev Ittycheria(12)	7,602		*	2,549,200		16.0	12.7
Tom Killalea(13)	—		—	92,687		*	*
John McMahon(14)	45,489		*	60,750		*	*
Kevin P. Ryan(15)	—		—	2,679,905		20.0	15.2
All current executive officers and directors as a group (10 persons)(16)	495,307		1.2	13,370,080		78.3	63.0

*	Represents beneficial ownership of less than 1%.

†
Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(1)
Consists of (a) 2,540,461 shares of Class B common stock held by Sequoia Capital U.S. Growth Fund IV, L.P. (“SC USGF IV”), (b) 2,232,814 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Fund, LP (“SC USV 2010”), (c) 245,368 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Partners Fund (Q), LP (“SC USV 2010 PFQ”), (d) 49,543 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Partners Fund, LP (“SC USV 2010 PF”) and (e) 111,930 shares of Class B common stock held by Sequoia Capital USGF Principals Fund IV, L.P. (“SC USGF PF IV”). SC US (TTGP), Ltd. is the general partner of SCGF IV Management, L.P., which is the sole general partner of SC USGF IV and SC USGF PF IV (collectively, the “SC GFIV Funds”). As a result, SC US (TTGP), Ltd. and SCGF IV Management, L.P. may be deemed to share voting and dispositive power with respect to the shares held by the SC GFIV Funds. SC US (TTGP), Ltd. is the general partner of SC U.S. Venture 2010 Management, L.P., which is the general partner of each of SC USV 2010, SC USV 2010 PF and SC USV 2010 PFQ, or collectively, the SC 2010 Funds. As a result, SC US (TTGP), Ltd. and SC U.S. Venture 2010 Management, L.P. may be deemed to share voting and dispositive power with respect to the shares held by the SC 2010 Funds. The address of each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(2)
Consists of (a) 1,679,571 shares of Class B common stock held by Dwight Merriman, (b) 185,625 shares of Class B common stock issuable upon the exercise of options and (c) 831,496 shares of Class B common stock held by The Dwight A. Merriman 2012 Trust for the benefit of his children.

(3)
Consists of 1,331,238 shares of Class B common stock held of record by The Northern Trust Company in its capacity as custodian for Future Fund Investment Company No. 4 Pty Ltd (ACN 134 338 908) (the “Future Fund”). The Future Fund is a wholly owned subsidiary of the Future Fund Board of Guardians. The principal business address of the Future Fund is Level 42, 120 Collins Street, Melbourne VIC 3000.

(4)
Based upon the information provided by Capital World Investors (“Capital World”) in a Schedule 13G/A filed on February 14, 2019. The principal business address of Capital World is 333 South Hope Street, Los Angeles, CA 90071.

(5)
Based upon the information provided by Whale Rock Capital Management LLC (“Whale Rock”) in a Schedule 13G/A filed on February 14, 2019. According to the filing, these shares of Class A common stock are owned by certain investment limited partnerships for which Whale Rock serves as investment manager. Whale Rock, as those investment limited partnerships’ investment manager, and Alexander Sacerdote, as managing member and owner of Whale Rock, may be deemed to beneficially own such shares. The principal business address of Whale Rock is 2 International Place, 24th Floor Boston, MA 02110.

(6)
Based upon the information provided by The Vanguard Group - 23 - 1945930 (“Vanguard”) in a Schedule 13G/A filed on February 11, 2019. The principal business address of Vanguard is 3100 Vanguard Blvd., Malvern, PA 19355.

(7)	Consists of (a) 59,146 shares of Class A common stock owned directly by an estate planning vehicle for the benefit of Mr. Botha, and (b) 560 shares of Class A common stock owned directly by Mr. Botha.

(8)	Consists of (a) 50,000 shares of Class A common stock issuable upon the exercise of an option, and (b) 737 shares of Class A common stock owned directly by Ms. Cochran.

(9)
Consists of (a) 5,492 shares of Class A common stock owned directly by Mr. Gordon, (b) 4,000 shares of Class A common stock held by immediate family members of Mr. Gordon, and (c) 488,859 shares of Class B common stock issuable upon the exercise of options.

(10)
Consists of (a) 29,395 shares of Class A common stock owned directly by The Narragansett Bay Children’s Trust, of which Mr. Hazard is a Trustee, and (b) 116,384 shares of Class A common stock owned directly by Mr. Hazard.

(11)
Consists of (a) 3,463 shares of Class A common stock owned directly by Mr. Horowitz, (b) 1,431,063 shares of Class B common stock held directly by Mr. Horowitz, (c) 362,500 shares of Class B common stock held by The ERH Family 2012 Trust for the benefit of his children and (d) 525,000 shares of Class B common stock issuable upon the exercise of options.

(12)
Consists of (a) 7,602 shares of Class A common stock owned directly by Mr. Ittycheria, (b) 15,964 shares of Class B common stock held directly by Mr. Ittycheria and (c) 2,533,236 shares of Class B common stock issuable upon the exercise of options.

(13)	Consists of (a) 42,687 shares of Class B common stock owned directly by Mr. Killalea and (b) 50,000 shares of Class B common stock issuable upon the exercise of options.

(14)
Consists of (a) 45,489 shares of Class A common stock owned directly by Mr. McMahon, (b) 10,750 shares of Class B common stock owned directly by Mr. McMahon and (c) 50,000 shares of Class B common stock issuable upon the exercise of options.

(15)	Consists of (a) 1,749,739 shares of Class B common stock held directly by Mr. Ryan and (b) 930,166 shares of Class B common stock held by The Kevin P. Ryan 2012 Trust for the benefit of his children.

(16)
Consists of (a) 273,432 shares of Class A common stock, (b) 221,875 shares of Class A common stock issuable upon the exercise of options, (c) 9,722,985 shares of Class B common stock, and (e) 3,647,095 shares of Class B common stock issuable upon the exercise of options.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the virtual annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Andrew Stephens
General Counsel and Corporate Secretary

New York, New York
May 30, 2019

We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at investors.mongodb.com, or a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 is available without charge upon written request to our Secretary at 100 Forest Avenue, Palo Alto, California 94301, Attention: Secretary.

MONGODB, INC.
1633 BROADWAY, 38TH FLOOR
NEW YORK, NY 10019

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E80970-P23342

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MONGODB, INC.

The Board of Directors recommends you vote FOR ALL of the following director nominees:

	For All	Withhold All	For All Except
1. Election of two Class II directors, each to serve until our Annual Meeting of Stockholders in 2022.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Charles M. Hazard, Jr.
02) Tom Killalea

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote to recommend the frequency of future advisory votes to approve the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E80971-P23342

MONGODB, INC.
Annual Meeting of Stockholders
July 10, 2019 10:00 A.M., ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dev Ittycheria, Michael Gordon and Andrew Stephens, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and/or Class B common stock of MONGODB, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., ET on July 10, 2019, at www.virtualshareholdermeeting.com/MDB2019, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side